EXHIBIT 99.1

NEWS RELEASE

NABORS ANNOUNCES $500 MILLION SHARE REPURCHASE AUTHORIZATION
HAMILTON, Bermuda—(BUSINESS WIRE)—August 1, 2006,—Nabors Industries Ltd. (NYSE:NBR) today announced that its board of directors has authorized management to repurchase, within its discretion, up to $500 million of Nabors’ common shares. The company said it expects the purchases to be made from time to time in the open market or in privately negotiated transactions.
Pursuant to Bermuda law, any common shares, when purchased, will be treated as cancelled unless held by an affiliate. Shares purchased by an affiliate remain outstanding as treasury shares. The timing of any buy-back and the exact number of common shares purchased will depend on market conditions, but the company expects the repurchases to be in an amount which would at least offset the net dilution resulting in future years from the issuance of additional common shares recently authorized under Nabors’ Amended and Restated 2003 Employee Stock Plan. The increase in the number of shares authorized under the Plan was recently approved by Nabors’ shareholders. The repurchase authorization supersedes and cancels Nabors’ previous share repurchase program.
Commenting on the share repurchase authorization, Gene Isenberg, Nabors’ Chairman and Chief Executive Officer said “Our Board of Directors has authorized the company to effect further repurchases of its common stock from time-to-time as the management deems prudent. We have been recently active in repurchasing our common shares, as evidenced by our year-to-date repurchase of approximately 37.4 million shares amounting to approximately $1.3 billion. The magnitude of our current and forward cash flow projections allow us to make shareholder enhancing investments in either income producing assets or share repurchases. We always strive to achieve the highest and best use of both our equity and debt capital and are committed to not only maintaining but enhancing our credit standing.”
The Nabors companies own and operate approximately 600 land drilling and approximately 790 land workover and well-servicing rigs in North America. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.